Exhibit 10.2

2006 STOCK INCENTIVE PLAN

GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT

Private & Confidential (Addressee Only)

{EMPNAME}

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We are pleased to advise the Optionee (the “Optionee”) that Analog Devices, Inc., a Massachusetts corporation (the “Company”), has granted to the Optionee an option to purchase that number of shares of Common Stock set forth below (the “Option”) subject to the terms and conditions of the Analog Devices, Inc. 2006 Stock Incentive Plan (the “Plan”), and this Global Non-Qualified Stock Option Agreement, including Appendix A, which includes any applicable country-specific provisions (this agreement, together with Appendix A, the “Agreement”). The grant of this Option reflects the Company’s confidence in the Optionee’s commitment and contributions to the success and continued growth of the Company.

All terms not defined herein shall have the meanings assigned to such terms in the Plan.

1.	Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Company has granted to the Optionee an Option to purchase that number of shares of the Company’s Common Stock (the “Option Shares”) effective on the Date of Grant set forth below:

Date of Grant:	{GRANTDATE}
Number of Option Shares Granted:	{SOSHARESGRANTED}
Option Exercise Price Per Share:	{EXERCISEPRICE}

2.	Vesting and Exercise of Option. Subject to the Optionee’s continued employment with the Company or the Employer (as defined in 3(h) below) and other limitations set forth in this Agreement and the Plan, the Option will vest as to a set number of shares on each of the vesting dates set out in the following schedule:

VEST DATE	NUMBER OF SHARES

{SOVESTDATE1}	{SHARES1}
{SOVESTDATE2}	{SHARES2}
{SOVESTDATE3}	{SHARES3}
{SOVESTDATE4}	{SHARES4}
{SOVESTDATE5}	{SHARES5}

The right of exercise is cumulative, so that an Option, once vested, may be exercised, in whole or in part, at any time up to {EXPDATE}, the expiration date, or such earlier date as provided in Section 3 below or in the country-specific provisions in Appendix A.

3.	Term of Option; Termination of Employment.

(a)	The term of the Option is ten (10) years after the Date of Grant, subject, however, to the early termination provisions set forth herein.

(b)	Except as otherwise provided herein, the Option shall be exercisable by the Optionee (or his/her successor in interest) following the termination of the Optionee’s employment only to the extent that the Option was vested on or prior to the date of such termination.

(c)	The vesting of the Option shall terminate on the date the Optionee voluntarily terminates employment with the Company or the Employer (as defined in Section 3(h))(except by reason of retirement after attaining age 60 as provided below) or on the date his/her employment is terminated by the Company or the Employer without “Cause” (as defined in paragraph d), but any Option Shares that are vested on the date of such termination shall continue to be exercisable for a period of three (3) months following such termination date.

(d)	The Option shall terminate on the date the Optionee’s employment with the Company or the Employer is terminated by the Company or one of its subsidiaries for “Cause”, and all Option Shares that are then vested shall forthwith cease to be exercisable. “Cause” for this purpose means unsatisfactory job performance (as determined by the Company), willful misconduct, fraud, gross negligence, disobedience or dishonesty.

(e)	Upon the death of the Optionee while he/she is an employee of the Company or the Employer, the Option shall become immediately vested in full as to all shares on the date of death and shall continue to be exercisable (by the Optionee’s successor in interest) over the remaining term of the Option.

(f)	If the Optionee’s employment with the Company or the Employer terminates by reason of the retirement of the Optionee after attaining age 60, the vesting of the Option shall terminate on the date of such retirement, but any Option Shares that are vested on the date of such retirement shall continue to be exercisable over the remaining term of the Option; provided that all then-exercisable Option Shares held by such Optionee shall immediately cease to be exercisable in the event that such Optionee becomes an employee of any competitor of the Company or the Employer (as determined in the sole discretion of the Company).

(g)	If the Optionee becomes Disabled (as defined below), regardless of whether Optionee terminates employment with the Company or the Employer, the Option Shares that are not vested as of the date of disability shall vest on the date or dates (over the remaining term of the Option) that they otherwise would have vested if the Optionee had not become Disabled. Any Option Shares that are vested upon disability prior to giving effect to this provision shall continue to be vested over the remaining term of the Option. For the purpose of this Agreement, “Disabled” is defined pursuant to Internal Revenue Code Section 22(e)(3) and means the Optionee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Company.

(h)	For purposes of this Agreement, employment shall include being an employee with the Company. Employment shall also include being an employee with any direct or indirect parent or subsidiary of the Company, or any successor to the Company or any such parent or subsidiary of the Company (the “Employer”). Should an Optionee transfer employment to become a director, consultant or advisor to the Company or the Employer following the Date of Grant, he or she will be considered employed for vesting purposes until he or she ceases to provide services to the Company or any direct or indirect parent or subsidiary of the company, or any successor to the Company or any such parent or subsidiary of the Company.

(i)	Notwithstanding the provisions in this Section 3, if the Company or the Employer develops a good faith belief that any provision in this Section 3 may be found to be unlawful, discriminatory or against public policy in any relevant jurisdiction, then the Company in its sole discretion may choose not to apply such provision to this Option, nor any Option grant in the Optionee’s jurisdiction.

4.	Payment of Exercise Price. The following payment methods may be used to purchase Option Shares:

(a)	A cashless exercise in a manner described in Section 5(f)(2) of the Plan.

(b)	Cash or check payable to the Company.

(c)	Delivery by the Optionee of shares of Common Stock of the Company owned by the Optionee and subject to such other terms and conditions contained in the Plan.

(d)	Any combination of the above methods.

5.	Non-Transferability of Option. Except in the event of death (whether by beneficiary designation or by will or the laws of descent and distribution) or as permitted by the Plan, this Option is personal and no rights granted hereunder shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process.

6.	Adjustment. This Option is subject to adjustment (including with respect to vesting of the Option Shares) upon certain changes in the Company’s common stock and certain other events, including a Change in Control Event or a Reorganization Event, as provided in Section 11 of the Plan.

7.	Withholding Taxes. Regardless of any action the Company or the Employer, if different, takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Option Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Option Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or (iii) withholding a sufficient number of whole Option Shares otherwise issuable upon the exercise of the Option that have an aggregate Fair Market Value (as defined under the Plan) sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the exercised Option. The cash equivalent of the Option Shares withheld will be used to settle the obligation to withhold the Tax-Related Items (determined by reference to the closing price of the Common Stock on the New York Stock Exchange on the applicable exercise date).

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in whole Option Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Option Shares subject to the exercised Options, notwithstanding that a number of the Option Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan. No fractional Option Shares will be withheld or issued pursuant to the grant of the Option and the issuance of Option Shares hereunder.

Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of Option Shares, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.

8.	Nature of Grant. In accepting the Option, the Optionee acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b)	the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)	the Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Optionee’s employment or service relationship (if any) at any time;

(e)	the Optionee is voluntarily participating in the Plan;

(f)	the Option and any Option Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(g)	the Option grant and the Optionee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or the Employer;

(h)	the future value of the Option Shares underlying the Option is unknown and cannot be predicted with certainty;

(i)	if the underlying Option Shares do not increase in value, the Option will have no value;

(j)	if the Optionee exercises the Option and acquires Option Shares, the value of such Option Shares may increase or decrease in value, even below the Exercise Price;

(k)	for Optionees who reside outside the U.S., the following additional provisions shall apply:

(i)	the Option and any Option Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(ii)	the Option and any Option Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Optionee’s employment or service contract, if any;

(iii)	the Optionee acknowledges and agrees that neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any Option Shares acquired upon exercise; and

(iv)	no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Optionee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company or the Employer, waive his or her ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims.

9.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Option Shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

10.	Data Privacy. This Section 10 applies if the Optionee resides outside the U.S.: The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Optionee understands that Data will be transferred to such other stock plan service provider as may be selected by the Company that assists the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the Company, the stock plan service provider, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Optionee understands, however, that refusing or withdrawing his or her consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

11.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

12.	Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Option Shares, the Company shall not be required to deliver any shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the Option Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Optionee understands that the Company is under no obligation to register or qualify the Option Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Option Shares. Further, the Optionee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Optionee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Option Shares.

13.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.	Language. If the Optionee has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

15.	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.	Appendix. The Option shall be subject to any special provisions set forth in the Appendix for the Optionee’s country of residence, if any. If the Optionee relocates to one of the countries included in the Appendix during the life of the Option, the special provisions for such country shall apply to the Optionee, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

17.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and the Option Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

A copy of the Plan prospectus is available on the Company’s Intranet at http://signals.corpnt.analog.com/default.aspx. (From Signals home page, click Knowledge Centers, HR, Employee Stock Programs. The related documents can be found in the right-hand column.) If the Optionee is unable to access this information via the Intranet, ADI’s or the Optionee’s regional stock plan administrator can provide the Optionee with copies.

Ray Stata	Jerald G. Fishman
Chairman of the Board	President & Chief Executive Officer

APPENDIX A TO

2006 STOCK INCENTIVE PLAN

GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT

This Appendix A includes additional terms and conditions that govern the Options granted to the Optionee if the Optionee resides in one of the countries listed herein. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Capitalized terms used but not defined shall have the same meanings as set forth in the Plan and/or the Agreement.

This Appendix A also includes certain issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of January 2012. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when the Optionee exercises the Options or when the Option Shares purchased under the Plan are subsequently sold.

In addition, the information is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Therefore, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his or her situation.

Finally, the Optionee understands that if he or she is a citizen or resident of a country other than the one in which the Optionee is currently working, transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Optionee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

AUSTRIA

There are no country-specific provisions.

BELGIUM

Taxation of Option. The Option must be accepted in writing either (i) within 60 days of the offer (for tax at offer), or (ii) after 60 days of the offer (for tax at exercise). The Optionee has received a separate offer letter, acceptance form and undertaking form in addition to the Agreement. The Optionee should refer to the offer letter for a more detailed description of the tax consequences of choosing to accept the Option. The Optionee should consult with his or her personal tax advisor regarding completion of the additional forms.

CANADA

Data Privacy. This provision supplements Section 10 of the Agreement:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Optionee further authorizes the Company and the Employer to record such information and to keep such information in the Optionee’s employee file.

Payment of Exercise Price and Withholding Taxes. Notwithstanding anything in the Agreement or the Plan, the Optionee agrees to pay the Exercise Price and any Tax-Related Items solely by means of (i) cash, which may be paid by check, or other instrument acceptable to the Company or (ii) a broker-assisted cashless exercise, whereby the broker sells some or all of the Option Shares to be issued upon exercise to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items. To the extent that tax regulatory requirements change, the Company reserves the right to permit the Optionee to exercise the Option and pay the Exercise Price and any applicable Tax-Related Items in Option Shares to the extent permitted by the Plan.

CHINA

Payment of Exercise Price. The following supplements Section 4 of the Agreement:

Due to regulatory requirements in the PRC, the Optionee will be required to exercise the Option using a broker assisted cashless sell-all exercise method pursuant to which all Option Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less any broker’s fees or commissions, will be remitted to the Optionee. The Optionee will not be permitted to hold

APPENDIX A - 1

Option Shares after exercise. The Optionee understands and agrees that the Tax-Related Items with respect to the exercise of the Options may be taken by Employer from the Optionee’s salary or other cash compensation. The Optionee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Option Shares pursuant to the cashless sell-all exercise method at any particular price. The Company reserves the right to provide additional methods of exercise depending on the development of local law.

Exchange Control Requirements. Due to exchange control laws in the PRC, if the Optionee is a PRC national he or she will be required to repatriate the proceeds from the cashless sell-all exercise to the PRC. The Optionee understands and agrees that such cash proceeds must be repatriated to the PRC through a special exchange control account established by the Company, the Employer, or a subsidiary of the Company, and the Optionee hereby consents and agrees that any proceeds from the sale of Option Shares may be transferred to such special account prior to being delivered to the Optionee.

Further, notwithstanding Section 3(e) or Section (g) of the Agreement, if the Optionee terminates employment with the Company or the Employer due to death or disability, the vesting of the Option shall terminate on the date of such termination, and the Option Shares that are vested on the date of such termination shall continue to be exercisable for a period of three (3) months following such termination date. If the Optionee or the Optionee’s heirs do not exercise the Option within three (3) months of the Optionee’s termination due to death or disability, the Option will be forfeited and the Optionee or the Optionee’s heirs will not be able to exercise the Option.

The Optionee understands and agrees that there will be a delay between the date the Option Shares are sold and the date the cash proceeds are distributed to the Optionee. The Optionee also understands and agrees that the Company is not responsible for any currency fluctuation that may occur between the date the Option Shares are sold and the date the cash proceeds are distributed to the Optionee. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.

DENMARK

Danish Stock Option Act. By participating in the Plan, the Optionee acknowledges that he or she received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act. To the extent more favorable to the Optionee, the terms set forth in the Employer Statement will apply to the Optionee’s participation in the Plan.

Notice of Grant. This provision supplements Section 8 in the Agreement:

By accepting the Option, the Optionee acknowledges, understands and agrees that this grant relates to future services to be performed and is not a bonus or compensation for past services.

FINLAND

There are no country-specific provisions.

FRANCE

French Qualified Option. This Option is intended to qualify for favorable tax and social security treatment applicable to stock options granted under Section L.225-177 to L.225-186-1 of the French Commercial Code, as amended and in accordance with the relevant provisions set forth by the French tax and social security laws and the French tax and social security administrations. The Company does not undertake to maintain the qualified status of this Option. The Optionee understands and agrees that he or she will be responsible for paying personal income tax and the Optionee’s portion of social security contributions resulting from the exercise of this Option in the event this Option loses its qualified status and the Optionee will not be entitled to any damages if the Option no longer qualifies as French-qualified Option.

Plan Terms. The Options are subject to the terms and conditions of the Plan and the Rules of the Analog Devices, Inc. 2006 Stock Incentive Plan for Grants of Options to Optionees in France (the “French Sub-plan”). To the extent that any term is defined in both the Plan and the French Sub-plan, for purposes of this grant of a French-qualified Option, the definitions in the French Sub-plan shall prevail.

Option Exercise Price Per Share. With respect to Section 1 of the Agreement, the Date of Grant shall be the Effective Grant Date set forth in the French Sub-plan and the Option Exercise Price Per Share as of the Effective Grant Date shall be no less than the minimum amount required under French law as set forth in the French Sub-plan.

Exercise of the Option. This provision replaces Section 2 of the Agreement:

Subject to the Optionee’s continued employment, the Option will vest and become exercisable with respect to 100% of the Option Shares on the fourth anniversary of the Effective Grant Date.

APPENDIX A - 2

Expiration. This provision replaces Section 3(c) of the Agreement:

Notwithstanding Section 3(a) of the Agreement, the Option will expire 9 1/2 years after the Effective Grant Date ({FRENCHEXPDATE}), as defined in the French Sub-plan.

Termination Upon Death. This provision replaces Section 3(e) of the Agreement:

If the Optionee’s employment is terminated because of death, the Optionee’s the unvested portion of Optionee’s Option will immediately vest and become exercisable by the Optionee’s estate or heirs on the termination date for a period of six (6) months following the Optionee’s death. If the Optionee’s heirs do not exercise the Option within six (6) months of the Optionee’s death, the Option will be forfeited and the Optionee’s heirs will not be able to exercise the Option.

Language Consent. By accepting this Option, the Optionee confirms having read and understood the documents relating to this Option (e.g., the Plan, the French Sub-plan, and the Agreement, including Appendix A) which were provided in the English language. The Optionee accordingly accepts the terms of those documents.

Consentement a la Langue. En signant et renvoyant cet Accord, ou par acceptant autrement l’Accord, le Titulaire de l’Option confirme ainsi avoir lu et compris les documents relatifs à l’Option, (c’est-à-dire, Le Plan, Le Plan pour la France et cet Accord) qui ont été fournis en langue anglaise. Le Titulaire de l’Option accepte les termes de ces documents en connaissance de cause.

GERMANY

There are no country-specific provisions.

HONG KONG

Warning: The Options and Option Shares acquired upon exercise of the Options do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company. The Agreement, including Appendix A, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Options are intended only for the personal use of each eligible employee of the Company and may not be distributed to any other person. If the Optionee is in any doubt about any of the contents of the Agreement, including Appendix A or the Plan, the Optionee should obtain independent professional advice.

Securities Law Information. To facilitate compliance with securities laws in Hong Kong, in the event the Optionee’s Options vest and become exercisable within six (6) months of the Date of Grant, the Optionee agrees not to sell the Option Shares issued upon exercise of the Options prior to the six-month anniversary of the Date of Grant.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, then the Optionee’s grant shall be void.

INDIA

Payment of Exercise Price. This provision supplements Section 4 of the Agreement:

Notwithstanding anything to the contrary in the Agreement, due to legal restrictions in India, the Optionee will not be permitted to pay the Exercise Price by (i) delivery of shares of Common Stock (as set forth in Section 4(c) of the Agreement) or (ii) a broker assisted partial cashless exercise such that a certain number of Option Shares subject to the exercised Option are sold immediately upon exercise and the proceeds of the sale remitted to the Company to cover the aggregate Exercise Price and any Tax-Related Items. However, payment of the Exercise Price may be made by any of the other methods of payment set forth in Section 4 of the Agreement. The Company reserves the right to provide the Optionee with this method of payment depending on the development of local law.

Exchange Control Notification. If the Optionee remits funds out of India to purchase Option Shares, it is the Optionee’s responsibility to comply with applicable exchange control laws. Regardless of the method of exercise used to purchase the Option Shares, the Optionee understands that he or she must repatriate any proceeds from the sale of Option Shares acquired under the Plan and any dividends received in relation to the Option Shares to India and convert the funds into local currency within ninety (90) days of receipt. The Optionee must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Optionee deposits the foreign currency and maintains the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

APPENDIX A - 3

IRELAND

Labor Law Acknowledgment. This provision supplements Section 8 of the Agreement:

By accepting the Option, the Optionee acknowledges, understands, and agrees that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

Director Notification. If the Optionee is a director, shadow director1 or secretary of an Irish subsidiary of the Company, the Optionee is subject to certain notification requirements under Section 53 of the Companies Act, 1990. Among these requirements is an obligation to notify the Irish affiliate in writing within five (5) business days when the Optionee receives an interest (e.g., Options, Option Shares) in the Company and the number and class of shares or rights to which the interest relates. In addition, the Optionee must notify the Irish subsidiary within five (5) business days when the Optionee sells Option Shares acquired under the Plan. This notification requirement also applies to any rights or Option Shares acquired by the Optionee’s spouse or children (under the age of 18).

Restriction on Type of Shares Issued to Directors. If the Optionee is a director of an Irish subsidiary of the Company, the Option will be granted over newly issued shares only. In no event will treasury shares be issued pursuant to the exercise of the Option. This restriction also applies to a shadow director of an Irish subsidiary.

ISRAEL

Trust Arrangement. The Optionee understands and agrees that the Options are offered subject to and in accordance with the terms of the Israeli Sub-Plan (the “Sub-Plan”) under the 102 Capital Gains Track (as defined in the Sub-Plan), the Trust Agreement among the trustee appointed by Analog Devices (Israel) Ltd. and Analog Development (Israel) 1996 Ltd., and the Agreement. This includes the option exercise price per share and any other requirements set out in the Sub-plan. In the event of any inconsistencies among the Sub-Plan, the Agreement and/or the Plan, the Sub-Plan will govern the Options granted to the Optionee in Israel.

If the Optionee resides in Israel and has not already executed an Israeli Appendix in connection with grants made under the Plan, then the Optionee must print, sign & deliver the signed copy of the Israeli Appendix within 90 days to: Stock Plan Administrator, Treasury Department, Analog Devices, Inc., Norwood, Massachusetts, 02062 USA. If Analog Devices, (Israel) Ltd. or Analog Devices, Inc. does not receive the signed Israeli Appendix within 90 days, the Options shall terminate and will become null and void.

Payment of Exercise Price. This provision supplements Section 4 of the Agreement:

Due to regulatory requirements and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, the Optionee will be restricted to a broker assisted cashless sell-all method of exercise with respect to the Options. To complete a cashless sell-all exercise, the Optionee should instruct the broker to: (i) sell all of the Option Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any Tax-Related Items; and (iii) remit the balance in cash to the Optionee. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

ITALY

Payment of Exercise Price. This provision supplements Section 4 of the Agreement:

Due to regulatory requirements and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, the Optionee will be restricted to a broker assisted cashless sell-all method of exercise with respect to the Options. To complete a cashless sell-all exercise, the Optionee should instruct the broker to: (i) sell all of the Option Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any Tax-Related Items; and (iii) remit the balance in cash to the Optionee. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

Data Privacy. This provision replaces Section 10 of the Agreement:

The Optionee understands that the Employer, the Company and any subsidiary as a data processor of the Company may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Option Shares or directorships held in the Company or any subsidiary, details of all Options, or any other entitlement to Option Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, and that the Company and the Employer will process said data and other data lawfully received from third party (“Data”) for the exclusive purpose of implementing, managing and administering the Plan and complying with applicable laws, regulations and community legislation.

[1]

A shadow director is an individual who is not on the board of directors of the Irish subsidiary but who has sufficient control so that the board of directors of the Irish subsidiary acts in accordance with the “directions or instructions” of the individual.

APPENDIX A - 4

The Optionee also understands that providing the Company with Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Optionee’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Optionee’s ability to participate in the Plan. The Controller of personal data processing is Analog Devices, Inc., with registered offices at Analog Devices, Inc., Three Technology Way, Norwood, Massachusetts, 02062 U.S.A. and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is Analog Devices SRL with its registered offices at Centro Direzionale Milano 2, Palazzo Bernini 20090 Segrate, Milan, Italy.

The Optionee understands that Data will not be publicized, but it may be accessible by the Employer as the data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Data may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. The Optionee understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addresses under applicable laws. The Optionee further understands that the Company and/or any subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Optionee’s participation in the Plan, and that the Company and/or any subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Optionee may elect to deposit any Option Shares acquired at exercise of the Option. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Optionee’s participation in the Plan. The Optionee understand that these recipients may be acting as controllers, processors, or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in Japan or the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

The Optionee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Optionee’s consent thereto, as the processing is necessary to performance of law and contractual obligations related to implementation, administration, and management of the Plan. The Optionee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Optionee has the right at any moment to, including but not limited to, obtain confirmation that Data exist or not, access, verify their content, origin and accuracy, delete, update, integrate, correct, block or terminate, for legitimate reason, the Data processing. To exercise privacy rights the Optionee should address the Employer.

Furthermore, the Optionee is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Optionee’s local human resources representative.

Plan Document Acknowledgment. In accepting the Option, the Optionee acknowledges a copy of the Plan was made available to the Optionee, and that the Optionee has reviewed the Plan and the Agreement, including Appendix A, in their entirety and fully understand and accept all provisions of the Plan, the Agreement and Appendix A.

The Optionee further acknowledges that he or she has read and specifically and expressly approves the following provision in the Agreement: Term of Option; Termination of Employment; Withholding Taxes; Nature of Grant; Imposition of Other Requirement; and the Data Privacy provision in this Appendix A.

JAPAN

There are no country-specific provisions.

KOREA

There are no country-specific provisions.

APPENDIX A - 5

MALAYSIA

Director Notification. If the Optionee is a director of a subsidiary or other related company in Malaysia, then the Optionee is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian subsidiary in writing when the Optionee receives an interest (e.g., Options, Option Shares) in the Company or any related companies. In addition, the Optionee must notify the Malaysian subsidiary when he or she sells Shares of the Company or any related company (including when the Optionee sells Option Shares acquired under the Plan). These notifications must be made within fourteen (14) days of acquiring or disposing of any interest in the Company or any related company.

Securities Law Information. Malaysian insider-trading rules may impact the acquisition or disposal of Option Shares or rights to Option Shares under the Plan. Under such rules, the Optionee is prohibited from acquiring Option Shares or rights to Option Shares (e.g., Options) or selling Option Shares when he or she possesses information that is not generally available and which the Optionee knows or should know will have a material effect on the price of the Option Shares once such information is generally available. By accepting this grant, the Optionee acknowledges that he or she is not in possession of any material, non-publicly disclosed information regarding the Company at the time of grant and will not acquire or sell Option Shares when in possession of any material, non-publicly disclosed information regarding the Company.

NETHERLANDS

Nature of Grant. This provision supplements Section 8 of the Agreement:

By accepting the Option, the Optionee acknowledges that the Option is intended as an incentive for the Optionee to remain employed with the Employer and is not intended as remuneration for labor performed.

Securities Law Acknowledgment. The Optionee should be aware of the Dutch insider-trading rules, which may impact the sale of Option Shares issued upon exercise of the Option. In particular, the Optionee may be prohibited from effectuating certain transactions if he or she has inside information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of any subsidiary in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain employees working at a subsidiary in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the employee has such inside information.

If the Optionee is uncertain whether the insider-trading rules apply to him or her, then the Optionee should consult with his or her personal legal advisor.

PHILIPPINES

Securities Law Information. The sale or disposal of Option Shares acquired under the Plan may be subject to certain restrictions under Philippines securities laws. Those restrictions should not apply if the offer and resale of Option Shares takes place outside of the Philippines through the facilities of a stock exchange on which the Option Shares are listed. The Option Shares are currently listed on the New York Stock Exchange (the “NYSE”). The Company’s designated broker should be able to assist the Optionee in the sale of Option Shares on the NYSE. If the Optionee has questions with regard to the application of Philippines securities laws to the disposal or sale of Option Shares acquired under the Plan the Optionee should consult with his or her legal advisor.

SINGAPORE

Securities Law Information. The Options were granted to the Optionee pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Agreement and the Plan have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that the Optionee’s Options are subject to section 257 of the SFA and the Optionee will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Option Shares unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification. If the Optionee is a director, associate director or shadow director of a subsidiary or other related company in Singapore, the Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is

APPENDIX A - 6

an obligation to notify the Singapore subsidiary in writing when the Optionee receives an interest (e.g., Options, Option Shares) in the Company or any related company. In addition, the Optionee must notify the Singapore subsidiary when the Optionee sells Option Shares of the Company or any related company (including when the Optionee sells Option Shares acquired under the Plan). These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Optionee’s interests in the Company or any related company within two (2) business days of becoming a director.

SLOVAKIA

There are no country-specific provisions.

SPAIN

No Entitlement for Claims or Compensation. In accepting the Options, the Optionee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan. The Optionee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Options under the Plan to individuals who may be employees of the Company or its subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any Options will not economically or otherwise bind the Company or any of its subsidiaries on an ongoing basis. Consequently, the Optionee understands that the Options are granted on the assumption and condition that the Options and the underlying Option Shares acquired upon exercise shall not become a part of any employment contract (either with the Company or any of its subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Optionee understands that the Option would not have been granted to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Options shall be null and void.

Further, the vesting of the Option is expressly conditioned on the Optionee’s continued rendering of service, such that if the Optionee’s employment terminates for any reason whatsoever, the Award may cease vesting immediately, in whole or in part, effective on the date of the Optionee’s termination of employment (unless otherwise specifically provided in Section 3 of the Agreement). This will be the case, for example, even if (1) the Optionee is considered to be unfairly dismissed without Cause; (2) the Optionee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Optionee terminates service due to a change of work location, duties or any other employment or contractual condition; (4) the Optionee terminates service due to a unilateral breach of contract by the Company or the Employer; or (5) the Optionee’s employment terminates for any other reason whatsoever. Consequently, upon termination of the Optionee’s employment for any of the above reasons, the Optionee may automatically lose any rights to Options that were not vested on the date of the Optionee’s termination of employment, as described in the Plan and the Agreement.

The Optionee acknowledges that he or she has read and specifically accepts the conditions referred to in Section 3 of the Agreement.

Securities Law Notification. The grant of Options and the Option Shares issued upon exercise of the Option are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.

SWEDEN

Automatic Cashless Exercise and Sale. This Option grant is conditioned upon the Optionee’s consent to the automatic cashless exercise, which the Company will provide to the Optionee. If the Company does not receive the Optionee’s signed consent, then the Option will terminate and will become null and void.

TAIWAN

There are no country-specific provisions.

UNITED KINGDOM

Joint Election. As a condition of the Optionee’s participation in the Plan and the exercise of the Option, the Optionee agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer’s Liability”). Without prejudice to the foregoing, the Optionee agrees to enter into a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or elections. The Optionee further agrees to enter into such other Joint Elections as may be required between the Optionee and any successor to the Company and/or the Employer. The Optionee further agrees that the Company and/or the Employer may collect the Employer’s Liability from the Optionee by any of the means set forth in Section 7 of the Agreement.

APPENDIX A - 7

If the Optionee does not enter into the Joint Election prior to the exercise of the Option, the Optionee will forfeit the Option and any Option Shares that have been issued will be returned to the Company at no cost to the Company, without any liability to the Company and/or the Employer.

If the Optionee has signed a Joint Election in the past with respect to Options granted to him or her by the Company and that Joint Election applies to all grants made under the Plan, the Optionee need not sign another Joint Election in connection with this Option grant.

APPENDIX A - 8